                                                                   EXHIBIT 10.21

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     This Purchase and Sale Agreement (the "Agreement") is made and entered into by and between ROMAN PROPERTIES, INC., a Georgia corporation (the "Seller"), MIMMS INVESTMENTS, a Georgia general partnership (the "Purchaser") and HARRY'S FARMERS MARKET, INC., a Georgia corporation ("Harry's").

                             W I T N E S S E T H:

     In consideration Ten and No/100 Dollars ($10.00) and of the mutual covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase all that tract or parcel of land lying and being in Fulton County, Georgia, being approximately 19.4 acres and known as 1075 Northfield Court, Roswell, Georgia 30201, and being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all improvements thereon, including, but not limited to, an approximately 150,000 +/- square foot warehouse facility, and all easements and appurtenances thereto, including, without limitation, all electrical, mechanical, plumbing, heating, air conditioning and all other systems and fixtures owned by Seller and located therein, all plants, trees, shrubbery, flowers and landscaping thereon, and all personal property owned by Seller and located thereon (but specifically excluding (i) inventory of Seller or Harry's currently stored on the Property and (ii) fixtures, equipment and personality owned or leased by tenants-in-occupancy or third parties providing equipment or services therefor) (the "Property"), on the following terms and conditions:

     1.   Earnest Money.  Within two (2) business days following the Effective
          -------------
Date of this Agreement (as hereinafter defined), Purchaser shall pay to Chicago Title Insurance Company (the "Escrow Agent") the sum of $100,000.00 as earnest money, (together with any additions thereto or interest accrued thereon the "Earnest Money"). The Earnest Money shall be applied to and credited against the Purchase Price at Closing, or otherwise paid to Seller or returned to Purchaser in accordance with the terms and provisions of this Agreement. From and after the expiration of the Inspection Period (as hereinafter defined), the Earnest Money shall be non-refundable except in the event of Seller's default herein. In the event of a dispute between Seller and Purchaser with respect to the Earnest Money, the Escrow Agent shall have the right to pay the same into the registry of a Court of competent jurisdiction, whereupon Escrow Agent's obligations hereunder shall terminate. Interest on the Earnest Money shall accrue to the benefit of Purchaser. Purchaser's Tax I.D. No. is 58-1844177.

     2.   Purchase Price and Method of Payment.  The purchase price for the
          ------------------------------------
Property shall be FOUR MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($4,800,000.00) (the "Purchase Price"), to be paid as follows: wire transfer of immediately available funds at Closing to an account at such financial institution as Seller may direct.

     3.   Closing.
          -------

          (a) The purchase and sale hereunder shall be closed on or before February 29, 2000 at the offices of Mimms Enterprises, 85-A Mill Street, Suite 100, Roswell, Georgia 30075 (the "Closing"), or at such other time and place mutually agreeable to Seller and Purchaser.

          (b) At Closing, Seller shall pay the transfer tax on the Limited Warranty Deed from Seller to Purchaser and one-half (1/2) of the escrow fee charged in connection with the Earnest Money. Purchaser shall pay all closing costs, including, but not limited to, title examination costs, title insurance premiums, recording costs, intangibles tax, surveyor's fees, appraisal fees, environmental assessment fees and engineering fees. Seller and Purchaser shall each pay their respective attorney's fees.

          (c) Ad valorem taxes and all other items of income and expense in connection with the operation of the Property shall be prorated between Seller and Purchaser as of the date of Closing as follows: (i) Seller shall be entitled to all income and revenues generated by the Property related to the period of time through and including the Closing Date, and be responsible for all costs and expenses related to the ownership and operation of the property related to the period of time through and including the Closing Date, (ii) Purchaser shall be entitled to all income and revenues generated by the Property related to the period of time after the Closing Date, and shall be responsible for all costs and expenses related to the ownership and operation of the Property related to the period of time after the Closing Date, (iii) Seller shall be entitled to any refund of casualty or liability insurance premiums resulting from early termination of its policies relative to the Property, and Purchaser shall be responsible for obtaining its own casualty, general liability and other insurance relative to the Property (Seller shall maintain existing insurance coverage or its equivalent in force with respect to the Property through and including the Closing Date), and (iv) utility deposits will be returned to Seller, and Purchaser shall be responsible for providing any additional or substitute deposits required by any utility service provider. Purchaser agrees to remit to Seller, within ten (10) business days after the actual receipt thereof by Purchaser, any rents applicable to periods prior to the Closing date, less any reasonable and actual costs or expenses (including reasonable attorneys' fees) incurred by Purchaser in collecting the same. All monies collected by Purchaser after the Closing date from tenants owing accrued rent as of the Closing date shall be first applied to rent due for the rental period in which such monies are received and then to the next proceeding periods, until fully applied. Purchaser shall receive a credit at Closing for any tenant security deposits held by Seller not previously refunded to or forfeited by tenants-in-occupancy of the Property. Ad valorem taxes will be prorated at closing on the basis of the current year's tax bill or, if unavailable, the preceding year's tax bill. If the actual taxes for the year of closing are more or less than the amount prorated, then, upon demand, such taxes shall be re-prorated to reflect the actual amount of taxes due for the calendar year in which the Closing occurs.

     4.   Warranty of Title.  Seller warrants to Purchaser that to Seller's
          -----------------
actual knowledge Seller owns good and marketable fee simple title to the Property, and agrees to convey to Purchaser at the Closing good and marketable fee simple title to the Property by limited warranty deed, free and clear of all liens and encumbrances except for the Permitted Exceptions. Purchaser's sole remedy in the event Purchaser determines that Seller does not have good and marketable fee simple title to the Property shall be to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and except for obligations of the parties which expressly survive such termination this Agreement shall be of no further force or effect. "Good and marketable fee simple title" shall mean, as to the Property, fee simple title which a title insurance company licensed to do business in the State of Georgia will insure under an owner's title insurance policy at normal rates without exception for any items, including the standard exceptions, other than the Permitted Exceptions (as hereinafter defined). Seller agrees not to further lien or encumber title to the Property, or any part thereof, from and after the Effective

Date and for so long as this Agreement shall remain in full force and effect. Except as hereinafter set forth, prior to the expiration of the Inspection Period, Purchaser shall have the right to approve leases with respect to the Property; provided, however, that in the event Purchaser does not approve said lease, the Earnest Money shall from that point forward be non-refundable. After the Inspection Period has expired, Seller shall not enter into any leases relative to the Property without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall have the right to enter into contracts relative to the Property so long as they are terminable on not more than thirty (30) days prior written notice.

     5.   Items to be delivered by Seller Prior to Closing.
          ------------------------------------------------

          (a) Within five (5) business days following the Effective Date of this Agreement (as hereinafter defined), Seller shall deliver to Purchaser all information in Seller's possession or control relating to the Property, including, but not limited to, year-end property operating statements for 1997 and 1998, the most recent 1999 year-to-date property operating statement, the 1999 operating budget, current rent roll, copies of all currently valid contracts affecting the Property, construction and development plans and specifications, surveys, certificates of occupancy, soil or subsurface condition reports, engineering studies, marketing studies, ADA studies, environmental studies and test results, owner's title policy, an inventory of personal property, warranties or guarantees affecting the Property, building measurement reports, property management agreements, property leasing agreements, copies of all leases and any amendments thereto, any brokerage agreements relating to said leases and any notices from governmental agencies regarding condemnation and compliance of the Property with applicable laws, codes, rules and regulations and any other materials requested by Buyer. Seller agrees to promptly deliver to Purchaser any written notices relating to the Property received by Seller prior to Closing.

          (b) Seller hereby warrants and represents that the leases, brokerage and commission agreements, rent roll, operating statements and contracts provided to Purchaser shall be complete and accurate in all material respects as of the date of delivery and Seller shall indemnify Purchaser for any and all loss, damages, costs or liabilities incurred due to the inaccuracy thereof.
This indemnity shall survive the Closing for a period of one year.

     6.   Items to be Delivered at Closing.  At Closing, each party shall
          --------------------------------
execute and deliver all documents necessary to effect and complete the Closing, including, but not limited to, the following:

          (a) A Limited Warranty Deed from Seller to Purchaser, conveying good and marketable fee simple title to the Property, subject to the following: (i) ad valorem taxes for the current year which are not yet due and payable, (ii) easements and restrictions of record; (iii) the "Permitted Exceptions" identified in Section 7 herein; (iv) all leases affecting the Property; (v) the Broker's Agreement executed by New South Properties, Inc. dated January _____, 1998.

          (b) A Quitclaim Deed, if requested by Purchaser, containing a legal description of the Property as set forth on the boundary survey obtained by Purchaser;

          (c) A Limited Warranty Bill of Sale from Seller to Purchaser, conveying all right, title and interest of Seller in and to the equipment, personal property and fixtures owned by Seller and located on the Property;

          (d) An Assignment and Assumption of Lease, executed by Seller, Harry's and Purchaser, whereby Purchaser assumes and agrees to be bound by the obligations of the landlord under all leases affecting the Property; provided, however, that Purchaser agrees to assume only those commissions associated with the Broker's Agreement executed by New South Properties, Inc. dated January___, 1998 which accrue subsequent to the date of Closing, up to a maximum of five-percent (5%) of rent, including any commissions that may arise from the renewal, extension, or other modification of said leases. The Lease Agreement between Seller and Harry's, dated as of December 27, 1996 shall be terminated at Closing.

          (e) An Owner's Affidavit from Seller, in form and substance reasonably satisfactory to Seller and to the Title Company (as hereinafter defined);

          (f) An Affidavit, in form and substance satisfactory to the Title Company, stating Seller's taxpayer identification number, that Seller and all persons holding beneficial interests in the Property are "United States Persons", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(g), and that the sale of the Property by Seller pursuant to this Agreement is not subject to the withholding requirements of Section 1445(a) of the Internal Revenue Code;

          (g) An Affidavit of Seller's Residence, Affidavit of Seller's Gain or Affidavit of Exemption pursuant to O.C.G.A. (S) 48-7-128;

          (h) An Internal Revenue Service Form 1099-S;

          (i) Instruments reflecting the proper authority of Seller and Purchaser to consummate the transaction contemplated by this Agreement, in form and substance satisfactory to the Title Company;

          (j) An Assignment and Assumption of all warranties, contracts, licenses and permits, if any, affecting the Property;

          (k) Written Notice to all tenants regarding transfer of the Property to Purchaser;

          (l) Affidavit from the Broker, Seller and Purchaser (as hereinafter defined) regarding real estate brokers as necessary to permit a policy of title insurance to be issued without exception for any possible lien arising from the Commercial Real Estate Broker Lien Act (O.C.G.A. Sections 44-14-600, et. seq.);
                                                                     --- ----

          (m) A Settlement Statement executed by Seller and Purchaser; and

          (n) Any and all other documents reasonably required by the closing attorney and/or the Title Company.

          The parties shall make reasonable efforts so that all documents which are not attached hereto as Exhibits may be prepared and submitted at least five
(5) days prior to Closing for review and approval.

     7.   Title Objections.  Purchaser, at its sole cost and expense, shall
          ----------------
obtain a commitment for the issuance of a standard ALTA form owner's policy of title insurance (the "Title Commitment") issued by a national title insurance company of Purchaser's choice (the "Title Company"). The exceptions described on Exhibit B attached hereto and made a part hereof, and the exceptions shown on
   ---------
Schedule B, Section 2 of the Title Commitment and any applicable zoning ordinances, other land use laws and regulations, together with taxes for the current year, shall be deemed the "Permitted Exceptions" for all purposes of this Agreement. Purchaser shall have until January 31, 2000 in which to deliver to Seller a statement of any title objections. Within five (5) days of receipt of Purchaser's objections, Seller shall notify Purchaser as to which objections Seller elects to cure prior to closing. If Seller does not elect to cure such objections prior to closing, then, at the option of Purchaser, Purchaser may (a) terminate this Agreement by providing written notice of such termination to Seller, whereupon the Earnest Money shall be refunded to Purchaser and this Agreement shall be null and void and of no further force or effect, and the parties shall have no further rights, duties, liabilities or obligations hereunder, except as expressly set forth herein, or (b) proceed to close and take title subject to such objectionable matter, which shall be deemed a Permitted Exception. At any time after Seller's receipt of Purchaser's title objection notice, Seller may notify Purchaser in writing that Seller can not or will not satisfy such objections, and in such event, Purchaser shall have five
(5) days from receipt of such notice from Seller to elect either option (a) or
(b) above, and if Purchaser shall not make an election within such five day (5) period, Purchaser shall be conclusively deemed to have elected option (b) above.

     8.   Survey.  Purchaser, at its sole cost and expense, shall obtain a
          ------
survey of the Property. Purchaser shall have until January 31, 2000 in which to deliver to Seller a statement of any survey objections. Within five (5) days of receipt of Purchaser's objections, Seller shall notify purchaser as to which objections Seller elects to cure prior to closing. If Seller does not elect to cure such objections prior to closing, then, at the option of Purchaser, Purchaser may (a) terminate this Agreement by providing written notice of such termination to Seller, whereupon the Earnest Money shall be refunded to Purchaser and this Agreement shall be null and void and of no further force or effect, and the parties shall have no further rights, duties, liabilities or obligations hereunder, except as expressly set forth herein, or (b) proceed to close and take title subject to such objectionable matter. At any time after Seller's receipt of Purchaser's survey objection notice, Seller may notify Purchaser in writing that Seller can not or will not satisfy such objections, and in such event, Purchaser shall have five (5) days from receipt of such notice from Seller to elect either option (a) or (b) above, and if Purchaser shall not make an election within such five day (5) period, Purchaser shall be conclusively deemed to have elected option (b) above.

     9.   Inspection by Purchaser.
          -----------------------

          (a) Purchaser shall have until January 31, 2000 in which to inspect the Property to determine the suitability of same for Purchaser's intended use (the "Inspection Period"). Purchaser's inspection shall include, but not be limited to, the following: (i) title to the Property; (ii) zoning of the Property including the status of building, development, curb cut permits, site plan approvals and water sanitary sewer tap permits; (iii) soil conditions, (iv) lease documents and income and expense reports for the past three years; (v) the presence of hazardous materials, including a Phase I environmental site assessment. Purchaser shall indemnify and hold Seller harmless from and against any loss, damage, cost, expense or claim for damages arising from inspection of the Property by Purchaser, its employees, agents, independent contractors or representatives, which indemnity shall survive the termination of this Agreement. Prior to performing any surveys, studies, or inspections relative to the Property, Purchaser shall provide Seller with reasonable advance verbal notice. Purchaser shall have the right to conduct geological studies and inspections of the Property; provided, however, that Purchaser shall not conduct a Phase II environmental study without the prior written consent of Seller.

          (b) If Purchaser determines for any reason that the Property is not suitable for the uses intended by Purchaser, Purchaser shall have the right to terminate this Agreement by delivering written notice of such termination to Seller on or before the expiration of the Inspection Period. In the event of termination as provided herein, Purchaser shall provide to Seller at no cost, copies of all Purchaser's surveys, studies, reports and investigations ("Purchaser Studies") relative to the Property and in Purchaser's possession, the Earnest Money shall be returned to Purchaser, whereupon this Agreement shall be null and void and of no further force or effect, and the parties shall have no further rights, duties, liabilities or obligations hereunder, except as expressly set forth herein.

          (c) If Purchaser does not elect to terminate the Agreement within the Inspection Period, all Earnest Money shall be nonrefundable and shall be Seller's liquidated damages if Purchaser subsequently elects to terminate or fails to close.

     10.  Conditions to Closing.  Notwithstanding anything contained herein to
          ---------------------
the contrary, the obligations of Purchaser and Seller are expressly made subject to the following conditions:

          (a) Seller being vested with good and marketable fee simple title to the Property, as defined herein;

          (b) The execution and performance of this Agreement and the consummation of the transaction contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a material default under, any indenture, mortgage, note or other agreement or instrument to which either the Seller is a party or by which the Seller is or will be bound; and any note or obligation to pay any sum secured by a mortgage, deed to secure debt or other encumbrance on the Property shall be satisfied at or prior to closing by Seller at Seller's sole cost, without penalty or cost to Purchaser.

          (c) Seller shall deliver, no later than five (5) business days prior to the Closing, Estoppel Certificates and Subordination, Nondisturbance and Attornment Agreements, in form and substance similar to Exhibit "C" attached hereto and made a part hereof and satisfactory to the tenants, Purchaser and Purchaser's lender, executed by all tenants of the Property;

          (d) At Closing, Harry's Farmers Market, Inc. and Purchaser shall enter into a mutually acceptable two (2) year lease for 52,843 square feet at $4.50 per square foot (modified gross, base year 2000). Purchaser shall not be responsible for any leasing commission relating to said lease. Negotiations on the lease shall be based upon the Warehouse Lease attached as Exhibit "D" hereto and made a part hereof;

          (e) The 40,675 square foot space currently unoccupied shall be delivered in a broom clean condition;

          (f) At Closing, Purchaser and Seller shall enter into an agreement stipulating that, should Purchaser completely convert the space currently leased to Van Bloem, Inc. to office space within three (3) years of the Closing, the refrigeration equipment and generator located in such premises shall be deeded, at no cost, to Harry's Farmers Market, Inc.

          (g) At Closing, Seller and Purchaser shall enter into a mutually acceptable escrow agreement providing that (i) Seller shall be solely responsible for the cost of repairing any damage to the slab in the premises leased by Van Bloem, Inc. (said repair to occur after Van Bloem, Inc. vacates the leased premises), (ii) Seller shall escrow a dollar amount sufficient to repair any such damage, (iii) Seller shall be responsible for any repair cost over and above the amount escrowed and (iv) Seller shall have the right to institute suit against Van Bloem, Inc. for recovery of all costs incurred by Seller for repairs to the Van Bloem, Inc. premises, which repairs are the obligation of Van Bloem, Inc. pursuant to the terms of its lease; provided, however, that Seller shall not have the right to institute a dispossessory proceeding against Van Bloem, Inc.

     11.  Casualty and Condemnation.
          -------------------------

          (a) At Closing, Seller shall deliver to Purchaser the Property in the same condition as exists on the date of execution of this Agreement by Seller and Purchaser, normal wear and tear excepted. If the Property, or any portion thereof, is materially damaged or destroyed by fire or other casualty prior to the Closing, then, at the option of Purchaser, exercised by delivery to Seller of written notice of such election on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice of such damage or destruction, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. In the event Purchaser does not have the right to or, has such right, but does not elect to terminate the Agreement as aforesaid, this Agreement shall remain in full force and effect, and Seller, at Closing, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to the insurance proceeds when, as, and if received by Seller (without contribution as to deductible) by reason of such damage or destruction and shall convey the property to Purchaser subject to such casualty. "Material Damage" shall mean damage to the improvements located on the Property having a cost repair in excess of $100,000.00. If there is damage to the improvements having a cost of less than $100,000.00 to repair, then this Agreement shall remain in full force and effect, without any reduction of the Purchase Price and Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage or destruction; provided however, that the Purchase Price shall be reduced by the amount of Seller's deductible under its insurance policy.

          (b) If, at any time prior to Closing, any action or proceeding is filed or overtly threatened in writing, under which the Property, or any material portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, then, at the option of Purchaser, exercised by delivery to Seller of written notice of such election on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice that such suit has been filed or is threatened, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. In the event Purchaser does not elect to terminate the Agreement, this Agreement shall remain in full force and effect, and Seller, at Closing, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to any net proceeds actually received when received (net of attorney's fees) by reason of such taking, or sale in lieu thereof and shall convey the Property to Purchaser subject to such condemnation.

     12.  Application of Earnest Money and Remedies upon Default.
          ------------------------------------------------------

          (a) Upon the closing of the purchase and sale hereunder, the Earnest Money shall be applied to and credited toward the purchase price, and the interest accrued thereon shall be paid to Purchaser.

          (b) If the purchase and sale hereunder is not closed by reason of Seller's default hereunder, Purchaser shall have as its sole and exclusive remedies, all others being hereby waived the right (a) to receive a refund of the Earnest Money, plus the interest accrued thereon, whereupon all rights and remedies and duties and obligations under the Agreement shall terminate, except as expressly provided herein, or (b) to file suit for specific performance of this Agreement, which suit must be filed within thirty (30) days following the occurrence of the alleged breach.

          (c) If the purchase and sale hereunder is not closed by reason of Purchaser's default hereunder, then, as full liquidated damages for such default by Purchaser, the Earnest Money, plus the interest accrued thereon, shall be paid to Seller. It is specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller's sole and exclusive remedy hereunder, and Seller is hereby specifically waiving and relinquishing any and all other remedies at law or in equity. The parties acknowledge that the actual amount of the damages which Seller would sustain as a result of Purchaser's breach of this Agreement are difficult or impossible to estimate, that the Earnest Money represents the parties' best estimate of Seller's damages in the event of such breach, that said stipulated sum is a reasonable pre-estimate of the probable loss resulting from such a breach, and that payment of the Earnest money to Seller is not to be construed as a penalty or forfeiture.

          (d) In the event of any litigation arising from a default by Seller or Purchaser, Seller and Purchaser agree that the non-prevailing party of said dispute shall pay all actual and reasonable attorney's fees and expenses incurred by the opposing party.

     13.  Broker's Commission.
          -------------------

     Seller and Purchaser acknowledge that New South Commercial Properties, Inc. and MK Management Company, Inc. (collectively the "Brokers") represent only the interest of Seller in this transaction, and Seller agrees to pay a commission to Brokers at closing in the amount of $200,000.00 (to be split equally between New South Commercial Properties, Inc. and MK Management Company, Inc.) but only if and when the purchase and sale closes in accordance with this Agreement. Seller and Purchaser hereby represent to each other that the representing party has not dealt with or engaged the service of any other real estate broker or agent was involved in negotiating the transaction contemplated herein. The parties agree to indemnify and hold the other party harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorney's fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity as a result of the acts of said party or said party's representatives which obligations shall survive the Closing. Purchaser hereby discloses that Robert C. Mimms is a licensed real estate broker in the State of Georgia, that he is acting as a principal in this transaction and that he will not receive any commission in this transaction.

     14.  "AS-IS" Nature of Sale.  Except as otherwise provided herein,
          ----------------------
Purchaser acknowledges and agrees that Purchaser is buying the Property in an "as-is, where-is" condition "with all faults" and without any warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever from or on behalf of Seller, including, but not limited to, any warranty of habitability or fitness for any particular purpose.

     15.  Notices.  All notices permitted or required to be made hereunder shall
          -------
be in writing, signed by the party giving such notice and delivered via facsimile (with a copy by first class certified mail), personal delivery, overnight commercial courier or first class certified mail (return receipt requested) to the other party at the address shown below. Such notice shall be deemed effective as of the date of facsimile transmission, personal delivery of such notice, receipt of such notice by overnight mail, or receipt of such notice by first class certified mail. It is hereby expressly understood and agreed that in the event any date on which a notice or election is required to be made hereunder falls on a Saturday, Sunday or legal holiday, then the date on which such notice or election is required to be given or made hereunder shall for all purposes be deemed to be the next business day.

Seller's Address:       Roman Properties, Inc.
                        1180 Upper Hembree Road
                        Roswell, Georgia 30076
                        Attn: John Branch
                        Phone (770) 751-3351
                        Fax (770) 754-5635

With a copy to:         Robert C. Glustrom
                        1360 Peachtree Street
                        Suite 1108
                        Atlanta, Georgia 30309
                        Phone (404) 898-1111
                        Fax (404) 898-1122

With a copy to:         Alston & Bird, L.L.P.
                        1201 W. Peachtree St., N.E.
                        Atlanta, Georgia 30309-3424
                        Ph. No.: (404) 881-7338
                        Fax No.: (404) 881-7777

                        Attn:  Lee Walker, Esq.

Purchaser's Address:    Mimms Investments
                        85-A Mill Street
                        Suite 100
                        Roswell, Georgia 30075
                        Attn:  Malon D. Mimms, Jr.
                        Ph. No.: (770) 518-1100
                        Fax No.: (770) 552-1100

With a copy to:         Mimms Enterprises, Inc.
                        85-A Mill Street, Suite 100
                        Roswell, Georgia  30093
                        Attn:  Betty H. Morris, Esq.
                        Ph. No.: (770) 518-1100
                        Fax No.: (770) 552-1100

Broker's 1 Address:     New South Commercial Properties, Inc.
                        6400 Atlantic Blvd.
                        Suite 175
                        Norcross, Ga. 30071
                        Ph. No.:  (770) 729-0444
                        Fax No.: (770) 729-0042
                        Attn.: Chuck Sechler

Broker's 2 Address:     MK Management Company, Inc.
                        PO Box 19859
                        1011 Collier Blvd.
                        Atlanta, Georgia 30318
                        Ph. No.: (404) 355-6000
                        Fax No.: (404) 355-0756
                        Attn.: Mickey Brock

     16.  Tax Free Exchange.  Seller and Purchaser shall have the right to cause
          -----------------
the Closing to occur as part of a "like-kind" exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller and Purchaser agree to cooperate with each other in effecting a qualifying like-kind exchange; provided, however, that said exchange shall be at no cost, expense or liability to the other party.

     17.  Effective Date.  The effective date of this Agreement (the "Effective
          --------------
Date") shall be the date of execution of this Agreement by Seller and Purchaser. In the event this Agreement is executed by Seller and Purchaser on different dates, the Effective Date shall be the date of execution by the party signing last.

     18.  Miscellaneous.
          -------------

          (a) Time is of the essence of this Agreement;

          (b) This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective successors, legal representatives, heirs and assigns;

          (c) The rights and obligations of Purchaser under this Agreement may be assigned, at or prior to Closing, to an affiliated party, without the consent of Seller; provided, however, that such assignment shall not relieve Purchaser of its obligations hereunder;

          (d) This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. If any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof;

          (e) This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, not expressly set forth herein shall be of any force or effect. This Agreement may not be modified except by written modification executed by all parties hereto;

          (f) All titles or captions of the paragraphs set forth in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof;

          (g) This Agreement and the warranties and representations set forth herein shall not be merged into the documents executed at closing but shall survive the closing.

          (h) This Agreement may be executed in counterparts, each of which together shall constitute one and the same instrument and shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal the day and year written below.


                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

                                        SELLER:

                                        ROMAN PROPERTIES, INC., a Georgia
                                        corporation

                                        By: /s/  Harry A. Blazer
                                            -----------------------------
                                        Name:    Harry A. Blazer
                                             ---------------------------
                                        Title:  President & CEO
                                              --------------------------

                                        Date of Execution:  1/6/2000
                                                          --------------


                                        PURCHASER:

                                        MIMMS INVESTMENTS, a Georgia general
                                        partnership

                                        By:  /s/  Malon D. Mimms, Jr.
                                             -----------------------------
                                             Malon D. Mimms, Jr.
                                             General Partner

                                        Date of Execution:  12/17/99
                                                          --------------



                                        HARRY'S: (as to Section 6(d) and 10(d)
                                        only)

                                        HARRY'S FARMERS MARKET, INC. a Georgia
                                        corporation

                                        By: /s/    Harry A. Blazer
                                            -----------------------------
                                        Name:      Harry A. Blazer
                                             ---------------------------
                                        Title:  President & CEO
                                              --------------------------

                                        Date of Execution:  1/6/2000
                                                          --------------